Stephen B. Ashley Chairman of the Board 3900 Wisconsin Avenue, NW Washington, DC 20016-2892 202 752 5383 202 752 4880 (fax) stephen_b_ashley@fanniemae.com
November 2007
Dear Shareholders,
I’m writing to invite you to Fannie Mae’s Annual Meeting of Shareholders that will take place on December 14, 2007 in Washington, D.C. This is our first shareholders meeting since 2004, and I hope you’ll be able to attend. Further details about the meeting and proxy materials (in the event you cannot attend) are enclosed in this mailing. You’ll also find our 2006 Annual Report to Shareholders that includes our Form 10-K.
These past three years, Fannie Mae has undertaken a series of fundamental changes to remediate our accounting and controls and to put the company on a solid foundation going forward. These changes have done more than fix what needed fixing about the company. Most importantly, they have put us in a strong position to meet the enormous challenges of the U.S. housing finance system at this critical time; to continue serving our affordable housing mission; and to create value for customers, partners, and shareholders for many years to come.
You’ll find much more about the changes at Fannie Mae and the company’s response to recent upheavals in the mortgage market in the enclosed letter from President and Chief Executive Officer Dan Mudd.
Since December 2004, I have served in a newly created role at Fannie Mae – that of non-executive Chairman of the Board. In this role, I have worked with the Board as a whole and with Fannie Mae’s senior management team to remediate and optimize the Board’s structure, operations, and checks and balances. In so doing, we have worked to ensure that the views and interests of shareholders, regulators, and other stakeholders are fully incorporated into our oversight of the company.
In particular, I want to draw your attention to several significant changes we’ve made at the Board level to improve the effectiveness of our oversight on behalf of shareholders.
•	Board Development: Turnover in membership is a natural and necessary part of every corporate board. The Fannie Mae Board has put a great deal of thought into determining the combination of skills, backgrounds, and expertise needed to most effectively oversee and guide the company going forward. I believe we’ve done a good job in recruiting to fill those needs. In the process, we’ve added nine new members since the beginning of 2004. They are:
o	Dennis R. Beresford, Ernst & Young Executive Professor of Accounting, The J.M. Tull School of Accounting, University of Georgia, an educational institution; former Chairman of the Financial Accounting Standards Board (FASB).

o	Louis J. Freeh, President of Freeh Group International, LLC, a legal advisory and risk management firm; former Director of the Federal Bureau of Investigation; former federal judge.

o	Brenda J. Gaines, former President and CEO, Diners Club North America, a subsidiary of Citigroup; former Chicago Commissioner of Housing.

o	Karen N. Horn, Senior Managing Director, Brock Capital Group, LLC, an advisory and investment firm; former President of the Federal Reserve Bank of Cleveland.

o	Bridget A. Macaskill, Principal, BAM Consulting, LLC, an independent financial services consulting firm; former Chairman, CEO, and President of Oppenheimer Funds, Inc.

o	Leslie Rahl, President and Founder of Capital Market Risk Advisors, Inc., a financial advisory firm specializing in risk management, hedge funds, and capital market strategy; former Vice President and division head of Citibank’s Derivatives Group – North America.

o	John C. Sites, Jr., General Partner, Rock Creek Partners II, Ltd., a private equity fund; former General Partner of Daystar Special Situations Fund, LP; former Executive Vice President and Member of the Board of Directors of Bear, Stearns & Co., Inc.

o	Greg C. Smith, former Vice Chairman, Ford Motor Company, an automotive corporation; former Chairman of the American Financial Services Association.

o	John K. Wulff, Chairman of the Board, Hercules Incorporated, a manufacturing company; former member of FASB.
Together, these new Board members have significantly enhanced the substantive business, operations, accounting, and finance expertise of the Board. Notably, four members of the Board are classified as audit committee financial experts according to the requirements of the Securities and Exchange Commission and each sits on our Audit Committee.
•	Independence of Board Members: In addition to splitting the roles of Chairman and CEO, 11 of the 12 Directors standing for election to the Board are now independent – all but President and CEO Mudd. Directors’ independence is reviewed annually by standards that meet, and in some cases exceed, the listing standards of the New York Stock Exchange.

•	Accountability and Oversight: In 2007, the Board amended our bylaws to include a majority voting provision for the election of new directors. We also have made broad changes to our committee structure to better align with key business and risk areas in the company. Our Board committees take an active role in overseeing the company. Standing committees on Audit, Compensation, Compliance, Housing and Community Finance, Nominating and Corporate Governance, Risk Policy and Capital, and Technology and Operations have met 70 times in the first nine months of 2007 to monitor the company’s business and progress in managing risk.
I hope you’ll agree that these changes strengthen Fannie Mae’s corporate governance and therefore the overall strength of the company.
I appreciate the service of the Directors, both past and present, who served on the Fannie Mae Board over the last three years. Each member of the Board made important contributions in helping to fix the company and make us stronger. In particular, I want to thank Joe Pickett, whose extraordinary knowledge of the mortgage industry was an invaluable resource to the company during this period. Joe has decided not to stand for re-election to the Board. His professional expertise and counsel will be greatly missed. I also want to thank Board member Pat Swygert, President of Howard University, for the critical leadership role he played in helping bring us into compliance with our regulatory obligations.
On behalf of the Board, let me thank you for your continued investment in Fannie Mae. Amid all the changes – in the company and in the housing and mortgage markets we serve – one commitment has remained constant: Fannie Mae will continue to help make it possible for more Americans to affordably own or rent a home.
Serving this company and its shareholders is a great honor. Thank you for providing the capital that makes our commitment to housing come to life for customers and communities across America.
Stephen B. Ashley